For Immediate Release

Patrick Industries Completes Acquisition of Adorn, LLC

ELKHART, IN., May 21, 2007 – Paul E. Hassler, President and CEO of Patrick Industries, Inc. (NASDAQ: PATK) today announced that Patrick has completed the acquisition of Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle (RV) and manufactured housing (MH) industries.

Mr. Hassler said, “The completion of this acquisition marks the largest acquisition in our history and what we view as a transformational event for both companies. We are extremely excited about the opportunities the combination of these two companies brings and are looking forward to working with the Adorn management team to maximize synergies through an effective transition plan and further drive profitability.” Mr. Hassler further commented, “The synergies of the combined companies are expected to include logistics, personnel, product base, purchasing, manufacturing efficiencies and increased capacity utilization, among others.”

Adorn, which is based in Elkhart, Indiana and recorded approximately $240 million in revenue in 2006, manufactures and supplies laminated wall paneling, cabinet doors and other interior components primarily to the RV and MH industries. Adorn also manufactures and supplies a variety of laminated products and slotwall for the industrial market.

Adorn, which has three facilities in Elkhart and manufacturing facilities in seven other states, has been a portfolio company of Linsalata Capital Partners since February 2000. With Patrick Industries reporting 2006 revenue of $348 million, the combined entities together account for approximately $588 million in total revenue.

The acquisition was funded through both debt and equity financing, which was structured to provide additional liquidity to facilitate the combined companies’ future growth plans and working capital needs. Patrick has entered into a syndication for a senior credit facility comprised of a $35 million revolving credit loan and a $75 million term loan that includes eight banking partners with JP Morgan Chase Bank, N.A. as the Administrative Agent. Additional financing for the acquisition was provided by Tontine Capital Partners, L.P. and its affiliates (“Tontine”). Tontine, a significant shareholder of Patrick, purchased 980,000 shares of Patrick common stock in a private placement at a purchase price of $11.25 per share and provided additional interim debt financing in the form of senior subordinated notes for approximately $14 million.

Following the closing of the Adorn acquisition, Patrick intends to raise up to approximately $20 million of additional equity capital by means of a rights offering of common stock to its shareholders. The rights to be distributed will permit Patrick shareholders as of the to-be-determined record date to purchase additional shares of Patrick common stock at the same $11.25 per share paid by Tontine in the private placement. Proceeds from the rights offering are expected to be applied to repayment of debt, including the senior subordinated notes.

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The foregoing notice does not constitute an offer of any securities for sale. The distribution of rights and the issuance of common stock related thereto will be accomplished by means of a registration statement to be filed by Patrick with the Securities and Exchange Commission. Patrick will distribute the related prospectus following the effectiveness of the registration statement to all shareholders as of the rights offering record date.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a manufacturer of component products and a distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial sectors and operates coast-to-coast through locations in 12 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. Patrick also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products.

About Adorn, LLC

Founded in 1986, Adorn, LLC (www.adornllc.com) manufactures and supplies laminated wall paneling, cabinet doors and other interior components to the recreational vehicle and manufactured housing industries. Adorn also manufactures and supplies a variety of products including laminated products and slotwall for industrial, furniture, kitchen cabinet and store fixture applications. Adorn’s nationwide facilities are strategically located throughout the United States.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for Patrick’s common stock and other matters.

Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. Patrick does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond Patrick’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com